Exhibit 10.1

CONSUMER PROTECTION DIVISION, OFFICE OF THE ATTORNEY GENERAL OF MARYLAND,

    Plaintiff,
v.

CREDIT ACCEPTANCE CORPORATION,

    Defendant.

IN THE CIRCUIT COURT FOR HOWARD COUNTY

Case No. __________________

*    *    *    *    *    *    *    *    *    *    *    *
FINAL JUDGMENT AND CONSENT DECREE
Plaintiff, the Consumer Protection Division of the Office of the Attorney General of Maryland (the “Division” or “Plaintiff”)1 has brought this action pursuant to the provisions of the Maryland Consumer Protection Act, Md. Code Ann., Com. Law §§ 13-101 through 13-501 (2013 Repl. Vol. and 2025 Supp.) (the “Maryland Consumer Protection Act”) having filed a Complaint against Defendant Credit Acceptance Corporation (“Defendant” or “CAC”, and together with Plaintiff, the “Parties”).
Plaintiff and Defendant, by their counsel, have stipulated to the entry of this Final Judgment and Consent Decree (“Judgment”) by this Court without this Court taking proof and without trial or adjudication of any fact or law, without admission of liability or wrongdoing by CAC, and with all Parties having waived their right to appeal.
1 The Division is referred to within the body of this Judgment as the Attorney General for ease of reference; this case, however, has been brought by the Division in its capacity as the administrative agency authorized to enforce Maryland’s Consumer Protection Act.

Contemporaneous with the filing of this Judgment, Defendant is entering into similar judgments with the Offices of the Attorneys General of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Louisiana, Maine, Michigan, Minnesota, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, and Wisconsin.
PRELIMINARY STATEMENT
WHEREAS this matter having been opened by the Division as an investigation to ascertain whether CAC, including its subsidiaries, successors and assigns engaged in violations of the Maryland Consumer Protection Act (the “Investigation”);
WHEREAS CAC, with a main business address of 25505 West Twelve Mile Road, Southfield, Michigan 48034 is an indirect finance company that offers financing programs that allow Dealers to sell vehicles and certain Ancillary Products to consumers by entering into Contracts in Maryland;2
WHEREAS, based on the Investigation, the Division, among other things, alleges that CAC committed violations of the Maryland Consumer Protection Act in connection with offering such financing and servicing Contracts;
WHEREAS, CAC denies any and all violations of law alleged by the Division;
WHEREAS, CAC has cooperated with the State Attorneys General during the Investigation and in negotiating this Judgment; and
2 Capitalized terms not otherwise defined in-text are defined in paragraph 8, infra.

WHEREAS, the Parties have reached an agreement thereby resolving the issues in controversy and concluding the investigation without need for further action and consented to the entry of the Judgment without CAC having admitted any fact or violation of law, and for good cause shown.
I.FINDINGS
1.This Court has jurisdiction over the subject matter of this lawsuit and over the Parties.
2.The terms of this Judgment shall be governed by the laws of Maryland.
3.Entry of this Judgment is in the public interest and reflects a negotiated settlement among the Parties.
4.The Parties have agreed to resolve the issues resulting from the Covered Conduct by entering into this Judgment.
5.This Judgment shall not be construed or used as a waiver or limitation of any defense otherwise available to CAC in any other action, or of CAC’s right to defend itself from, or make any arguments in, any private individual, regulatory, governmental, or class claims or suits relating to the subject matter or terms of this Judgment. This Judgment is made without trial or adjudication of any issue of fact or law or finding of liability of any kind. Notwithstanding the foregoing, the Division may file an action to enforce the terms of this Judgment.
6.It is the intent of the Parties that this Judgment not be admissible in other cases or binding on Defendant in any respect other than in connection with the enforcement of this Judgment.
7.Nothing in this Judgment shall create a private right of action and/or limit any individual’s rights or remedies under federal or state law.

II.DEFINITIONS
8.As used in this Judgment, the following words or terms shall have the following meanings:
a.“Accountholder” shall mean any consumer who has a Contract with CAC.
b.“Ancillary Product” shall mean guaranteed asset protection (“GAP”) and vehicle service contracts (“VSC”) financed by CAC.
c.“CAPS” shall refer to the Credit Approval Processing System, CAC’s proprietary software used by Dealers to process Contract applications.
d.“Clear and Conspicuous” means a statement, representation, or term differing from other statements, representations, or terms being made so as to be readily noticeable to the person to whom it is being disclosed either by its size, sound, length of time, color, placement in the advertisement, or the like.
e.“Contract” shall mean a retail installment or closed end credit contract for the purchase of a vehicle between a Dealer and consumer that is purchased by, or assigned to and serviced by, CAC.
f.“Covered Conduct” shall mean any conduct related to the origination, funding, purchasing, and/or obtaining the rights of a Contract, servicing or collecting, the financing of Ancillary Products or oversight of Dealers.
g.“Credit Acceptance Score” shall mean CAC’s proprietary credit scoring system that considers numerous variables to calculate a composite credit score that corresponds to an expected collection rate.
h.“Credit Invisible Consumers” shall mean a consumer with no Credit Score.
i.“Credit Score” shall refer to a credit risk score or consumer credit score generated by a reputable third-party, with scores generally ranging from 300 to 850, with higher scores reflecting lower estimated credit risk, such as the score generated by the Fair Isaac Corporation, known as a “FICO” score, or provided by VantageScore. If CAC wishes to change the credit scoring system it uses for purposes of implementing the provisions set forth herein from FICO or VantageScore to some other credit scoring system, that system must be substantially equivalent to FICO or VantageScore. If CAC intends to change its credit scoring system from FICO or VantageScore for purposes of implementing the provisions set forth herein, CAC shall provide sixty (60) days’ notice to the Multistate Executive Committee prior to implementation of the new scoring system, which notice shall include information concerning the change in credit scoring and any potential impact on the terms of this Judgment, including analysis comparing which account holders are covered under the prior credit score as compared to the new credit score.
j.“Dealer” shall mean any business entity that sells new or used vehicles to a consumer and has a contractual business relationship with CAC.
k.“Deficiency Balance” shall mean the amount due and owing on an account after the application of vehicle auction sale proceeds.
l.“Early Defaulted Account” shall mean: (1) accounts where Accountholders had a Credit Acceptance Score at the time of origination of less than 56 and a PTNI ratio at origination equal to or greater than 13%; (2) the vehicle associated with the account was sold as a result of a voluntary surrender or involuntary repossession that occurred within eighteen (18) months of origination; and (3) the account was originated from November 1, 2015, to November 30, 2025.
m.“Effective Date” shall mean November 2, 2026.
n.“Multistate Executive Committee” shall mean the Attorneys General and their staffs representing California, Illinois, Maryland, New Jersey, Arkansas, Minnesota and New York.
o.“Multistate Working Group” shall mean (i) the Multistate Executive Committee, (ii) the Attorneys General and their staffs representing Alabama, Alaska, Arizona, Colorado, Connecticut, Delaware, Florida, Georgia, Indiana, Kentucky, Louisiana, Maine, Michigan, Nevada, Nebraska, New Hampshire, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, Wisconsin, and the District of Columbia, (iii) the Office of Consumer Protection of the State of Hawaii, and (iv) the Utah Division of Consumer Protection.
p.“Other Identified Early Defaulted Accounts” shall mean: Certain accounts where: (1) Accountholders had a Credit Acceptance Score at the time of origination of less than 56 and a PTNI ratio at origination equal to or greater than 13%; (2) the vehicle associated with the account was not subject to a voluntary or involuntary repossession and sold at auction by CAC; and (3) the account was originated from November 1, 2015, to November 30, 2025.
q.“PTNI” shall mean the ratio of the consumer’s contractual monthly payment to the consumer’s monthly income as may be reasonably calculated by CAC, taking into account adjustment, as applicable, for estimated federal, state, and local taxes on income, social security, or Medicare taxes, but excluding adjustments for optional withholdings for benefits, savings, retirement, or taxes, or amounts owed on other debts or obligations.

r.“Retail Book Value” shall mean the motor vehicle’s retail value as assigned by a third party and regularly used in the auto industry, such as Black Book, Kelley Blue Book, or NADA.
s.“Sales Penetration Rate” shall refer to the percentage of Contracts including Ancillary Products indirectly financed by CAC that are assigned by any given Dealer as compared to the total number of Contracts indirectly financed by CAC for such Dealer in a twelve (12)-month period.
III.MONETARY RELIEF
9.CAC shall pay a total amount of $15,500,000 to the Multistate Working Group (“Multistate Payment”). The $15,500,000 shall be divided and a portion paid by CAC directly to each member of the Multistate Executive Committee and to each member of the Multistate Working Group and the National Association of Attorneys General for reimbursement for grants to the states, in amounts to be designated by and in the sole discretion of the Multistate Executive Committee, and to fund any claims administration costs. With the exception of any portion of the Multistate Payment used for such purpose, Defendant shall not be responsible for any claims administration costs. The Maryland Attorney General shall receive $1,013,419.62 from this payment, which shall be used, at the sole discretion of the Attorney General, for purposes that may include placement in any consumer protection law enforcement fund, including future consumer protection or privacy enforcement, consumer education, or litigation or may be used for any other public purpose permitted by state law. The payment required by this paragraph shall be made within ten (10) business days of CAC’s receipt of written payment processing instructions from the Multistate Executive Committee.
10.Within ten (10) business days of CAC’s receipt of written payment processing instructions from the Multistate Executive Committee, CAC shall pay a total amount of $60,000,000 (the “Settlement Payment”) to a trust account to be used by a settlement administrator selected by the Multistate Executive Committee (the “Settlement Administrator”)

for the purpose of remediating alleged consumer losses (the “Settlement Fund”). The Multistate Executive Committee shall have sole discretion concerning the Accountholders entitled to relief and the nature and amounts of such relief. CAC agrees to provide the Multistate Executive Committee with information the Multistate Executive Committee deems necessary to determine which Accountholders are entitled to relief, the amount of such relief, and how to locate Accountholders entitled to relief including, but not necessarily limited to, providing the Accountholder’s name, last known address, last known contact information, and account number. CAC shall have sixty (60) business days from the date of such a request by the Multistate Executive Committee to provide the information. After the Multistate Executive Committee has completed reasonable efforts at distribution of funds, all uncashed checks may be voided. All unclaimed funds will be sent by the Multistate Executive Committee to the states to be used for any lawful purpose, at the sole discretion of each Attorney General of the Multistate Working Group, or as the law of the relevant state requires. The Office of the Maryland Attorney General shall use any payment it receives pursuant to this paragraph for purposes that may include designating the payment as unclaimed funds, placement in any consumer protection law enforcement fund, including future consumer protection or privacy enforcement, consumer education, or litigation or may be used for any other public purpose permitted by state law. The Multistate Executive Committee shall remit to CAC the account numbers as to which relief was provided and shall, upon reasonable request from CAC, if relevant to a lawsuit against CAC by an account holder, provide information regarding the relief provided; however, no such information shall be made available in any of CAC’s servicing or collections systems, and shall not be used in any servicing or collections-related decisions or activities. With the exception of any portion of the Settlement Payment used for such purpose, CAC shall not be responsible for any costs associated with the Settlement Fund, including any settlement administration or trust costs. CAC agrees to provide the Multistate Executive Committee, within five (5) days of its request, their tax identification number for purposes of the State Attorneys General filing a Form 1098-F with the Internal Revenue Service.
11.On or before the Effective Date, CAC shall provide full debt relief in the form of a waiver of all outstanding balances for Accountholders, who are made up of consumers with open Early Defaulted Accounts as of December 1, 2025, in an amount estimated at $388,000,000.
12.On or before Effective Date, CAC shall provide full debt relief for Accountholders, who are made up of consumers with open Other Identified Early Defaulted Accounts as of December 1, 2025, in an amount estimated at $246,000,000. CAC shall also release to such Accountholders any lien it has on the title to the relevant vehicles associated with the Contracts described in this paragraph, and to the extent it has possession of such title, shall provide such title to the Accountholder. In Maryland, CAC shall provide each consumer with a release of lien, and notify the Maryland Vehicle Administration of the release of the lien.
13.CAC agrees to provide the Multistate Working Group, within one-hundred and twenty (120) days of the Effective Date, with a report confirming that the requirements referred to in paragraphs 11, 12, 14, 15, and 16 have been completed.
14.CAC shall no longer furnish data on the Accountholders described in paragraphs 11 and 12 of this Judgment and shall provide notice to the three (3) major credit reporting bureaus requesting deletion of the trade lines associated with all such accounts.

15.CAC shall refrain from commencing a collection lawsuit as of the Effective Date or engaging in any debt collection activities, and selling or otherwise transferring the accounts described in paragraphs 11 and 12 of this Judgment.
16.CAC shall notify each Accountholder described in paragraphs 11 and 12 of this Judgment by letter, email, or text of the fact the account has been closed and no further payments are owed; and any lien held by CAC has been released and that the certificate of title has been sent to each Accountholder described in paragraph 12 to the extent CAC possessed the certificate of title. CAC acknowledges and shall notify Accountholders that the debt related to the Contracts in the accounts identified in paragraphs 11 and 12 are the subject of a bona fide dispute and that the debt relief provided by paragraphs 11 and 12 above was a compromise of disputed debt.
17.Except as otherwise indicated, all requirements in this Section III shall be effectuated within ninety (90) days of the Effective Date.
IV.INJUNCTIVE RELIEF
18.For all Eligible Accounts, as defined in subparagraphs (a)-(d) of this paragraph 18, whose Contracts are originated after December 1, 2025, CAC shall: (1) waive 95% of any Deficiency Balance; (2) refrain from either commencing a collection lawsuit involving that Accountholder at any time or selling or otherwise transferring the Contract; (3) comply with existing laws pertaining to communication frequency regarding the collection of a debt and, after the 90th day following the 95% Deficiency Balance waiver, refrain from making more than four total communications with the Accountholder regarding collection of the outstanding Deficiency Balance; and (4) consider in good faith any request by the Accountholder to delete their tradeline associated with such account, to the extent the debt is disputed and extinguished as part of the remediation specified under Section IV. Eligible Accounts shall be defined as:
a.Accountholders who had a Credit Score equal to or greater than 475 and less than 500 and a PTNI greater than or equal to 13%, in each case, at the time of origination, and the account experienced an involuntary repossession and sale within twelve (12) months of origination.
b.Accountholders who had no Credit Score, and a PTNI greater than or equal to 25% and less than 28%, in each case, at the time of origination, and the account experienced an involuntary repossession and sale within twelve (12) months of origination.
c.Accountholders who had a Credit Score of less than 475 and a PTNI greater than or equal to 13%, in each case, at the time of origination, and the account experienced an involuntary repossession and sale within eighteen (18) months of origination.
d.Accountholders who had no Credit Score, and a PTNI greater than or equal to 28%, in each case, at the time of origination, and the account experienced an involuntary repossession and sale within eighteen (18) months of origination.
19.For consumers with a Credit Score of less than 600 and for Credit Invisible Consumers, CAC shall, or shall continue to, as applicable:
a.Clearly and Conspicuously inform consumers whose Contracts are originated using CAPS of the percentage of subprime and deep subprime consumers with similar Credit Scores who have experienced delinquency (e.g., thirty (30) and sixty (60) days delinquent) on auto financing obligations, as well as the potential consequences of non-payment, to help consumers understand the material risks, costs or conditions associated with financing their vehicle purchase. The foregoing shall be based on publicly available data. To the extent such data becomes available for Credit Invisible Consumers, CAC shall include data with respect to such consumers on the disclosure.
b.    Maintain or establish and implement procedures for Contracts originated by consumers with a Credit Score of less than 600 and Credit Invisible Consumers, reasonably designed to:
i.Offer to Accountholders debt relief, which may include, for example, payment deferral or favorable settlement offers;

ii.Provide consumers with access to financial literacy materials consistent with those then available on the websites of the FTC, CFPB, or state consumer protection agencies addressing vehicle financing, affordability and budgeting;
iii.Only accept assignment of Contracts financing used vehicles if the monthly term is no longer than the greater of (i) seventy-five (75) months or (ii) the average monthly term in the industry plus twelve (12) months;
iv.Verify income of consumers and keep a record of all verification documentation for no less than twenty-five (25) months or the Contract term, whichever is longer; and
v.Assess consumer payment patterns, in terms of days past due and/or days since last payment, prior to recommending involuntary repossession of a vehicle.
c.    Nothing in this Section affects any obligation to refund a surplus to any consumer after a final repossession.
d.    This Paragraph 19 does not apply to Accountholders who are returning customers of CAC whose prior Contracts did not result in repossession of the vehicle and who now qualify for higher tier programs (i.e., the Gold Program) based on successful performance with their prior Contracts.

20.In connection with Contracts assigned or to be assigned to CAC, CAC shall take reasonable steps to prevent Dealers from unlawfully increasing the selling price because the consumer chooses to finance the transaction or engaging in purchase price discrimination based on credit status.
21.Consistent with the foregoing Paragraph 20, CAC shall begin to, or shall continue to, as applicable:
a.Require Dealers originating Contracts in CAPS to provide consumers a Clear and Conspicuous disclosure prior to execution of the retail installment sales contract based on available information regarding: (1) the trim level of the vehicle if identifiable through the VIN; and (2) Retail Book Value(s) of the vehicle that the consumer is seeking to finance, which shall allow the consumer to assess the selling price of the vehicle in comparison to its estimated retail value(s).

b.    Cap the selling price of the vehicle that Dealers and consumers can agree to when financing the purchase of a vehicle by consumers with a Credit Score of less than 600 indirectly through CAC and maintain records related to same for a period of two (2) or more years. The cap shall be no more than 109% of the highest Retail Book Value.
c.    Systematically prevent Dealers from increasing the actual vehicle selling price after associating a vehicle with an application or applicant for financing through CAC in CAPS.
d.    Maintain, and encourage Dealers to use, the Dealer inventory functionality in CAPS that interfaces with the Dealer’s inventory in its dealer management system. When a Dealer enrolls in the CAPS inventory functionality, information input by the Dealer shall be checked against available advertised vehicle prices for consistency.
e.    For Dealers not using the inventory interface functionality in CAPS, CAC shall perform randomized audits for alignment between vehicle selling prices listed in CAPS and available advertised vehicle prices. Such randomized audits shall include at least 35 of such CAC Dealers originating deals in CAPS without using the dealer inventory functionality per quarter.
f.    Track and address complaints, concerns, and inquiries from consumers raising concerns that a Dealer increased the selling price on a purchase financed through CAC (collectively, “Consumer Pricing Complaints”). CAC shall escalate Consumer Pricing Complaints to a team member trained to investigate such allegations. Consumers do not need to allege why the Dealer increased a selling price for a Consumer Pricing Complaint to be escalated. The purpose of escalating Consumer Pricing Complaints is to identify Dealers who may be increasing the selling price because the customer chose to finance the transaction. CAC shall retain for two (2) years all recorded phone calls with consumers concerning Consumer Pricing Complaints.
g.    Investigate a Dealer’s conduct further if CAC receives five (5) or more Consumer Pricing Complaints during a 12-month period (as covered in Paragraph 21, subsection f). The 5-complaint trigger for investigation shall be assessed on a rolling basis every six (6) months. Such investigations shall include holistically reviewing information/evidence submitted by consumers.
h.    Take reasonable corrective action involving Dealers CAC identifies through the processes described in subsections (e) through (g). This includes ceasing to do business with Dealers that CAC determines have improperly raised selling prices in connection with financing and are unwilling to, or fail to, take adequate corrective action to prevent such conduct in the future.

22.CAC shall not require Dealers to sell any Ancillary Product as a condition of financing through CAC. CAC shall take reasonable steps to (1) prevent Ancillary Products from being financed through CAC without a consumer’s written consent; (2) ensure that consumers are informed in writing, post-origination, of any Ancillary Products they have financed and the optional nature of such Ancillary Products; and (3) where available to CAC, provide electronic access to such VSCs or GAP addendums. CAC will maintain policies and procedures reasonably designed to detect the imposition by Dealers of Ancillary Products without a consumer’s consent.
23.Consistent with the general principles set forth in Paragraph 22, with respect to Ancillary Products offered by a provider with whom CAC has a contractual relationship related to the sale of such Ancillary Products, CAC shall, or shall continue to, as applicable:
a.Require Dealers using CAPS to provide consumers seeking to finance an Ancillary Product a Clear and Conspicuous consent form informing them: (i) of all Ancillary Products the consumer has agreed to finance in the transaction; (ii) that Ancillary Products are optional and not required when financing the purchase of a vehicle indirectly through CAC; (iii) that the consumer can purchase the vehicle on credit without the Ancillary Product for the vehicle’s stated price; and (iv) the monthly payment amount and total payment amount for the vehicle both with and without the purchase of the Ancillary Products. Consumers shall sign to acknowledge receipt of this form prior to the execution of any retail installment sales contract.
b.    Within ten (10) days of accepting assignment of the Contract, notify and remind consumers in writing through text message, email, letter or app notification (as dictated by the consumers’ consent to certain communication channels) of: (i) the Ancillary Products they purchased; (ii) the purchase price of those Ancillary Products and the monthly payment amount and total payment amount with and without the purchase of the Ancillary Products; (iii) that the Ancillary Products are cancelable and information regarding the cancellation of the Ancillary Product is located in the VSC or GAP addendum, as applicable; and (iv) the methods to contact CAC to obtain information, cancel, or ask questions related to any Ancillary Products financed or the cancellation process.

c.    Require Dealers using CAPS to acknowledge that they have informed consumers that Ancillary Products are optional and are not required when financing the purchase of a vehicle indirectly through CAC.
d.    Train existing and new consumer-facing employees on the following topics: (i) the voluntary nature of Ancillary Products; (ii) cancelling Ancillary Products; and (iii) the complaint escalation process.
e.    Maintain consumer complaints regarding Dealers who may be requiring the purchase of Ancillary Products (collectively, “Consumer Ancillary Product Complaints”) and Ancillary Products cancellation data and retain phone calls related to the same for a five-year period.
f.    Monitor Dealers to identify and take appropriate corrective action involving Dealers who may be requiring the purchase of Ancillary Products. Such monitoring shall include data-driven analyses considering a combination of Sales Penetration Rates, cancellation rates and communications to consumers. Dealer monitoring shall include, but is not limited to, investigating where there are two (2) or more accounts originated by a single Dealer in a 12-month period with cancellations or Consumer Ancillary Product Complaints, in each case, alleging that consumers were told that the same products were not optional or were required in order to finance the vehicle. If monitoring leads CAC to verify that a Dealer required consumers to finance an Ancillary Product and the product was never desired by the Accountholder, it shall backdate the cancellation date of the Ancillary Product to the date of origination for each Accountholder who cancelled or cancels without using the product. If an allegation is found to be without merit, the cancellation or Consumer Ancillary Product Complaint count shall be reset before a new investigation is triggered.
g.    Provide Accountholders a simple, clear, and easy-to-access method to exercise Ancillary Product cancellation rights. CAC will record the reason provided by the Accountholder for cancellation if the Accountholder states that they were told that such products were not optional or required in order to finance the vehicle.
h.    Allow Accountholders to coordinate the cancellation of Ancillary Products through CAC, including issuing, or facilitating the issuance of, rebates and/or refunds to Accountholders arising from the cancellation.
i.    When an Accountholder cancels an Ancillary Product financed indirectly through CAC, the cancellation shall be promptly applied to their account. If the Accountholder is current at the time of the request, or if the Accountholder cancels the Ancillary Product within the first thirty (30) days after origination, the remaining balance on their account shall be re-amortized and their monthly payment recalculated. This process may result in the account being paid ahead, which would allow the Accountholder to reduce the next payment by the paid ahead amount, or if the Accountholder is paid ahead by more than a full standard monthly payment, it would advance the Accountholder’s next payment due date. If it becomes possible to re-amortize for non-current Accountholders without increasing their monthly payments, CAC agrees to work in good faith to afford such relief to such non-current Accountholders who cancel an Ancillary Product financed indirectly through CAC.
j.    Confirm Accountholder-requested Ancillary Product cancellations with Accountholders and explain any payment changes and/or rebates and refunds arising from the cancellation.
24.CAC may allow Dealers to finance third-party Ancillary Products that meet standards set forth in CAC’s policies and procedures even if the providers do not have a contractual relationship related to the sale of such products with CAC. Although Dealers may sell such Ancillary Products, CAC shall not be required to finance any products it has not approved.
25.CAC shall continue its policy of not disabling defaulted borrowers’ vehicles through a starter interruption device. CAC shall also continue to prohibit Dealers from independently using starter interruption devices or GPS technology to track vehicles on Contracts assigned to CAC. For avoidance of doubt, nothing in this provision shall prohibit consumers from voluntarily financing anti-theft devices.
26.CAC shall comply with applicable state law regarding passing along vehicle repair expenses to consumers in connection with preparing a vehicle for sale at auction. As of the Effective Date, the Credit Grantor Closed-End Credit Provisions, Md. Code Ann., Com. Law §§ 12-1001 et seq., does not authorize a creditor grantor to recover from a consumer borrower, or apply proceeds of a sale to, expenses related to repairing a vehicle in preparation for its sale. If CAC believes that a change in Maryland law after the Effective date allows CAC to pass along such costs, it shall inform the Office of the Attorney General of Maryland, Consumer Protection Division, of its belief that the law has changed, and whether CAC plans to begin passing such costs to consumers that CAC reasonably believes such repairs will result in a net benefit to the consumer. If not prohibited by state law, CAC may pass along such repair expenses to consumers as long as CAC reasonably believes such repairs will result in a net benefit to the consumer.
27.Unless otherwise specified, any documentation required by this Judgment must be retained for a minimum of five (5) years, or if related to a Contract financed by CAC, the term of the Contract, whichever is longer.
28.CAC shall not distribute misleading marketing materials to consumers.
29.CAC shall undertake reasonable best efforts to implement the requirements of this Section IV as soon as reasonably practicable and, in any event, within six (6) months of entry of this Judgment. Until implemented, CAC shall provide monthly updates regarding the implementation of the requirements of this Section IV.
30.CAC shall not engage in any unfair, abusive, or deceptive acts or practices in the conduct of their business in Maryland and shall comply with all applicable state and/or federal laws, rules and regulations as now constituted or as may hereafter be amended including, but not limited to, the Maryland Consumer Protection Act. Future alleged violations of law that do not constitute Covered Conduct shall not constitute a violation of this Judgment.
V.RELEASE
31.By execution of this Judgment and following a full and complete payment of the sums provided by Section III herein, Plaintiff Consumer Protection Division releases and discharges, to the fullest extent permitted by law, Defendant and its officers, employees, agents authorized to act on its behalf, successors, assignees, merged or acquired entities, and subsidiaries (collectively, the “Released Persons”) from any and all civil causes of action, claims, damages, costs, remedies (whether at law, in equity or by statute), attorneys’ fees, fines or penalties arising from the Covered Conduct occurring before or as of the Effective Date that the Division has asserted or could have asserted against any of the Released Persons under the Maryland Consumer Protection Act and the Consumer Financial Protection Act, 15 U.S.C. §§ 5481 et seq. (the “Released Claims”). Notwithstanding the foregoing or any term of this Judgment, the following do not comprise Released Claims:
a.private rights of action;
b.claims of environmental or tax liability;
c.criminal liability;
d.claims for property damage;
e.claims alleging violations of state, local, or federal securities laws;
f.claims alleging violations of state, local, or federal antitrust laws; and
g.any obligations created under this Judgment.
The Division executes this release in its official capacity and releases only claims, referenced above, that the Division has the authority to bring and release.

VI.RECORDKEEPING
32.CAC shall create and maintain, for a period of at least three (3) years (unless a shorter time is specified for specific records elsewhere in this Judgment), all records necessary to demonstrate CAC’s compliance with obligations under the Judgment. CAC shall, with a reasonable period of time not to exceed sixty (60) days after the end of each calendar year during the five (5) years after the Effective Date, provide a report addressing CAC’s compliance with this Judgment, and similar Judgments entered into with the other members of the Multistate Executive Committee and Multistate Working Group, to a monitoring committee designated by the Multistate Executive Committee (the “Monitoring Committee”). Should the report demonstrate that CAC is not in compliance with the obligations under the Judgment, CAC shall submit a remediation plan to the Monitoring Committee demonstrating its plan to comply with the Judgment. CAC shall cooperate with reasonable written requests for information relating to a Dealer or Dealers from the Division.
VII.GENERAL PROVISIONS
33.This Judgment does not constitute an approval by Plaintiff of Defendant’s business practices, and CAC shall make no representation or claim to the contrary.
34.By entering this agreement CAC makes no admission of wrongdoing or liability.
35.Any failure of the Division or CAC to exercise its rights under this Judgment shall not constitute a waiver of its rights.
36.The Parties hereby stipulate and agree that the entry by this Court of this Judgment shall act as an injunction pursuant to Md. Com. Law § 13-406.
37.Defendant admits to the jurisdiction of the Court and consents to the entry of this Judgment and to the rights of the Plaintiff to enforce the terms and conditions of this Judgment.
38.If any portion of the Judgment is held to be invalid, unenforceable, or void for any reason whatsoever, then such portion shall be severed from the remainder and shall not affect the validity and enforceability of the remaining portions of the Judgment.
39.Any failure by any Party to this Judgment to insist upon the strict performance by any other Party of any of the provisions of this Judgment shall not be deemed a waiver of any of the provisions of this Judgment, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of the Judgment.
40.CAC shall notify its officers and directors and use reasonable efforts to notify its employees, agents, and contractors responsible for carrying out and effecting the terms of this Judgment of the obligations, duties, and responsibilities imposed on CAC by this Judgment.
41.This Judgment is not intended for use by any third party in any other proceeding. Nothing contained herein shall be construed to create any rights for any third party or to deprive any person of any private right under the law. This Judgment is governed by the laws of Maryland.
42.This Court shall retain jurisdiction to enforce the terms of this Judgment. Paragraph 18 shall be in effect for a period of five (5) years from the Effective Date. All consumers who originate Contracts within those five (5) years are eligible for the relief provided in Paragraph 18. Paragraphs 19, 21, 23(a), (c)-(g), (i), and 25 shall be in effect for a period of seven (7) years from when the term is implemented. CAC shall inform the Multistate Working Group when relevant terms are implemented. The expiration of any term is contingent upon Defendant not having been adjudged by a court of competent jurisdiction in any Multistate Working Group state to have violated any such provision. This paragraph is in addition to all other remedies available to Maryland in law and equity.
43.Notwithstanding the expiration of certain terms under this Judgment, CAC acknowledges its continuing duty to comply with the consumer protection laws prohibiting unfair, abusive, or deceptive acts or practices in each of the Multistate Working Group States.

44.Each Party and signatory to this Judgment represents that it freely and voluntarily enters into this Judgment without any degree of duress or compulsion.
45.For the purposes of construing the Judgment, this Judgment shall be deemed to have been drafted by all Parties and shall not, therefore, be construed against any Party for that reason in any dispute.
46.This Judgment constitutes the complete Judgment between the Parties. This Judgment may not be amended except by written consent of the Parties.
47.The undersigned counsel represents and warrants that he is fully authorized to enter this Judgment on behalf of Plaintiff.
48.The undersigned counsel represent and warrant that they are fully authorized to enter this Judgment on behalf of Defendant.
49.This Judgment may be entered in counterparts, each of which constitutes an original and all of which constitute one and the same Judgment.
50.All parties consent to the disclosure to the public of this Judgment by CAC and the Maryland Office of the Attorney General.
51.Nothing in this Judgment shall be construed as relieving CAC of its obligations to comply with all state and federal laws, regulations, or rules, or granting CAC permission to engage in any acts or practices prohibited by such laws, regulations, or rules.
52.This court retains jurisdiction of the Judgment and the Parties for purpose of enforcing and modifying the Judgment and for the purpose of granting such additional relief as may be necessary and appropriate.

53.Any notices required to be sent to the Plaintiff or Defendant under this Judgment shall be sent by certified mail, return-receipt requested, or other tracked mail delivery service. The documents shall be sent to the following addresses:
For the Maryland Office of the Attorney General, Consumer Protection Division:

Wilson M. Meeks, Unit Chief
Lending & Finance Unit
Consumer Protection Division
Maryland Office of the Attorney General
200 St. Paul Place, 16th Floor
Baltimore, MD 21202
wmeeks@oag.maryland.gov

Chief, Consumer Protection Division
Office of the Attorney General
200 St. Paul Place, 16th Floor
Baltimore, MD 21202

For Credit Acceptance Corporation:

Patrick G. Rideout
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
patrick.rideout@skadden.com

Anand S. Raman
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
anand.raman@skadden.com

JOINTLY APPROVED AND
SUBMITTED FOR ENTRY:

FOR MARYLAND OFFICE OF THE ATTORNEY GENERAL
CONSUMER PROTECTION DIVISION

By:     /s/ Wilson M. Meeks                        Date: 9/17/2026
    Wilson M. Meeks, Unit Chief (Bar No. 2001060021)
Lending & Finance Unit
Consumer Protection Division
Maryland Office of the Attorney General
200 St. Paul Place, 16th Floor
Baltimore, MD 21202
wmeeks@oag.maryland.gov

FOR CREDIT ACCEPTANCE CORPORATION

By:     /s/ Patrick G. Rideout                        Date:     9/17/2026
Patrick G. Rideout
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
patrick.rideout@skadden.com

Anand S. Raman
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
anand.raman@skadden.com

Counsel for Credit Acceptance Corporation

FOR CREDIT ACCEPTANCE CORPORATION

By:     /s/ Darren M. Welch                        Date: 9/17/2026
Darren M. Welch (Bar No. 2212050022)
    Skadden, Arps, Slate, Meagher & Flom LLP
    1440 New York Avenue, N.W.
    Washington, DC 20005
    darren.welch@skadden.com

Counsel for Credit Acceptance Corporation admitted in Maryland

FOR CREDIT ACCEPTANCE CORPORATION

By:     /s/ Erin Kerber                            Date: 9/17/2026
    Erin Kerber
Chief Legal Officer
    Credit Acceptance Corporation

IT IS SO ORDERED, ADJUDGED AND DECREED this day of , 2026.

_____________________________
Judge
Circuit Judge for Howard County

Schedule of Substantially Identical Consent Judgments

Concurrently with its entry into the consent judgment with the office of the attorney general of the state of Maryland on September 17, 2026, a copy of which consent judgment is included above in this Exhibit 10.1, Credit Acceptance Corporation (the “Company”) has entered substantially identical consent judgments with the offices of the attorneys general of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Michigan, Minnesota, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, Wisconsin, and the District of Columbia. Differences between the consent judgments include the office of the attorney general that is the Company’s counterparty, and the related contact information, in the case of each consent judgment; the specific statutory references relating to consumer protection and other laws of the relevant jurisdiction in the case of each consent judgment; jurisdiction-specific provisions relating to the disposition of the “Multistate Payment” referenced in the monetary relief section of the respective consent judgments; and jurisdiction-specific language in the portion of the respective consent judgments providing for the release of claims by the applicable office of the attorney general.